Cloudsmart, Inc.’s Post Cloudsmart, Inc. 239 followers 1d · Edited 15 Like Comment To view or add a comment, sign in For a few months now we have been creating our own power with Tecogen Inc.'s InVerde and we're glad we did. We cut our electric bills substantially which gives us an edge against other local data centers. Whenever we give potential customers a tour, they are not only intrigued, but love that we can offer lower energy costs and greener power sources. Since starting it up, the unit has run reliably and has been hands-off as their service team has taken care of everything. Share Top Content People Learning Jobs Games Get the app

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